EXHIBIT C

CERTIFICATION OF COUNSEL

GERRISH MCCREARY SMITH, PC
Attorneys
Greyson E. Tuck
700 Colonial Road, Suite 200	Email: gtuck@gerrish.com
Memphis, Tennessee 38117
P. O. Box 242120
Memphis, Tennessee 38124-2120
Telephone: (901) 767-0900
Facsimile: (901) 684-2339

November 6, 2009	PERSONAL AND CONFIDENTIAL

Mr. Perry J. Hindin
Special Counsel
Securities and Exchange Commission
Division of Corporate Finance
Mail Stop 3628
Washington, DC 20549-3628

Re:	Citizens Financial Corp.
Schedule 13E-3
Filed on September 25, 2009
File Number 005-82993

Dear Mr. Hindin:

Formal Opinion of Counsel

The Securities and Exchange Commission (“SEC”) has asked counsel to Citizens Financial Corp. of Elkins, West Virginia (“Company”) to provide a Formal Opinion of Counsel certifying the Common Stock and the newly authorized Class A Common Stock that will be issued to certain Company shareholders in connection with its Rule 13E-3 going private transaction are separate classes of securities under Delaware Law.  In addition, we have been asked to provide a legal analysis as to why the Company’s existing Common Stock and the newly created Class A Common Stock are separate classes of stock for purposes of determining eligibility to deregister under Section 12 of the Securities Act of 1934.

Delaware Corporate Law

Delaware Corporate Law § 151, Classes and Series of Stock; Redemption; Rights, provides Delaware corporations the authority to issues one or more classes of stock.  Specifically, Delaware Corporate Law § 151 provides:

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Mr. Perry Hindin	Page 3	November 6, 2009

Every corporation may issue one or more classes of stock or one or more series of stock with any class thereof, any or all of which classes may be stock with par value or stock without par value in which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of incorporation or of any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation…

Delaware’s corporate statutes do not provide a definition for “class” of stock.  However, the above statute provides a corporation may have one or more classes of stock, and such classes will be recognized as separate classes of stock if the certificate of incorporation, or any amendment thereto, sets forth the various powers associated with the class of stock, including, but not limited to, the voting powers, designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

The amendment to the Company’s certificate of incorporation adopted by the Company’s Board of Directors to be submitted to the Company’s shareholders, if adopted and effected, will result in separate classes of stock under Delaware Corporate Law.  The amendment will retain the Company’s existing Common Stock and will create a new Class A Common Stock.  The rights and privileges of each of these two Classes of Common Stock is set forth below.

EXISTING COMMON STOCK RIGHTS AND PRIVILEGES

Following the Effective Time of the Amendment, the Company’s existing Common Stock will continue to enjoy the same rights and privileges that are currently associated with the Common Stock.  These rights and privileges include:

•
VOTING RIGHTS – The Company’s existing Common Stock has full voting rights.  All Common Stock shareholders are entitled to vote on any and all matters that may come before a vote of the Company’s shareholders.  This includes the right to participate in the annual election of directors.

•
DIVIDENDS – The Company’s existing Common Stock is entitled to receive dividends as may be declared from time to time by the Company’s Board of Directors.  The Company’s existing Common Stock does not cumulate dividends, and there is no obligation on behalf of the Company’s Board of Directors to pay dividends on the Common Stock.

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Mr. Perry Hindin	Page 4	November 6, 2009

•	CONVERSION – Not applicable. The Company’s Common Stock is not convertible to any other class of Company stock.

•	REDEMPTION – The Company’s existing Common Stock has no redemption features.

•	RIGHT OF FIRST REFUSAL – The Company’s existing Common Stock has no right of first refusals. The foregoing does not limit any Company shareholders from individually contracting such rights.

•
LIQUIDATION PREFERENCE – The Company’s existing Common Stock does not have a liquidation preference because there is currently only one class of Company Stock.  Following the transaction, the existing Common Stock will have last preference in Company liquidation rights.

CLASS A COMMON STOCK RIGHTS AND PRIVILEGES

The Amendment provides the Class A Common Stock will have rights and privileges separate and distinct from the existing Common Stock and the Class B Common Stock.  The Class A Common Stock will enjoy the following rights and privileges:

•
VOTING RIGHTS – The Class A Common Stock will be allowed voting rights only if the shareholders are being asked to approve a merger, consolidation, conversion, sale of assets other than in the regular course of business, voluntary dissolution of the corporation, or as required by law.  The Class A Common Stock will not enjoy general voting rights, including the right to participate in the annual election of directors.

•
DIVIDENDS – If the Company declares dividends, dividends must be paid on the Class A Common Stock before dividends may be paid on the existing Common Stock.  However, the Company shall be under no obligation to pay dividends, and dividends are not cumulative.  If dividends are paid, the dividends paid on the Class A Common Stock will enjoy a 5% premium over and above what is paid on the Common Stock.

•
CONVERSION – In the event the Company is party to a merger, share exchange, sale of assets other than in the regular course of business, voluntary dissolution of the Company, or other change in control which will result in the merger, sale, dissolution or effective dissolution of the Company, the Class A Common Stock will be converted into Common Stock shares and will be treated equally in all respects with the existing Common Stock.

•	REDEMPTION – The Class A Common Stock will have no redemption rights.

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Mr. Perry Hindin	Page 5	November 6, 2009

•
RIGHT OF FIRST REFUSAL – The Class A Common Stock has a right of first refusal in favor of the Company.  Generally, this right of first refusal requires a Class A Common Stock shareholder to notify the Company in writing of the terms of any transfer or sale of the Class A Common Stock.  Following receipt of the written notice, the Company has five (5) business days to either request additional information regarding the sale or to immediately exercise its right of first refusal and purchase the shares of Class A Common Stock that are subject to the proposed transfer or sale upon the same terms as the proposed transfer or sale.  If the transfer is to be made without consideration (i.e. a gift), the Company shall have the right to purchase the shares for an amount determined by the Board to be the fair value of the shares.  The Company retains the right to not exercise its right of first refusal, which will allow the Class A Common Stock shareholder to sell or transfer the shares in accordance with the terms of the proposed transfer or offer.  Any Class A Common Stock shares transferred in violation of the right of first refusal is void and of no effect and will not be recognized by the Company.

•
LIQUIDATION PREFERENCE – The Class A Common Stock will have a liquidation preference over the existing Common Stock and the Class B Common Stock.  In the event of a liquidation, the Class A Common Stock shareholders will be entitled to receive liquidation assets equal to those assets received by the Common Stock shareholders or the book value of the corporation’s Common Stock, whichever is greater.

Citizens Financial Corp.
Stock Comparison Chart
Characteristic	Common	Common A
Voting Rights	Full voting rights	As required by law and for a Merger/Share Exchange
Dividends	As declared	5% premium over common dividends with payment before all other shares
Liquidation Preference	Last Preference	Priority over all others Distribution – same as common or book value of common, whichever is greater
Conversion to Common Stock	N/A	Conversion to common at change in control
Transfer Restrictions	No	Yes – Holding Company has right of first refusal
Redemption	None	None

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Mr. Perry Hindin	Page 6	November 6, 2009

The Company’s existing Common Stock and the Class A Common Stock are separate classes of stock under Delaware Corporate Law for several reasons, based on their separate and distinct rights and privileges.  First, the two classes of stock enjoy distinct voting privileges.  Specifically, the existing Common Stock has full voting rights.  The Class A Common Stock has voting rights only in the case of a change in control of the Company or as required by Delaware Law.

In addition to the differences in voting rights, the classes of stock enjoy distinct dividend privileges.  Specifically, the existing Common Stock enjoys dividends as may be declared by the Board of Directors.  The Class A Common Stock enjoys a 5% premium and a preference in payment over the Common Stock.

Finally, these two stocks are separate classes of stock because of the holder’s right to distribute them free of a right of first refusal.  The existing Common Stock may be treated freely without a right of first refusal.  However, the Class A Common Stock may not be sold without first offering the shares to the Company.

The differences in voting rights, dividends and the right of first refusal in the favor of the Company are sufficient differences in the two classes of stock to warrant them separate classes under Delaware Corporate Law.

Federal Securities Law

Section 15D of the Securities Exchange Act of 1934 defines a “class” of securities as those that are “substantially similar in character and the holders of which enjoy substantially similar rights and privileges”.  The existing Common Stock and the newly created Class A Common Stock are separate classes of securities in light of this definition because these two classes do not possess substantially similar rights and privileges.

Specifically, the holders of the existing Common Stock enjoy the right to vote on any matter that may come before the shareholders. The holders of the Class A Common Stock are afforded voting rights only if the corporation is voting on a change in control or as is required by Delaware Corporate Law.

Moreover, the holders of the newly created Class A Common Stock will enjoy dividend rights that are superior (not similar) to those enjoyed by the holders of the existing Common Stock.  Specifically, the holders of the newly created Class A Common Stock will enjoy a 5% premium over and above any dividends that may be paid on the existing Common Stock.  In addition, the holders of the newly created Class A Common Stock will receive a preference in the payment of such dividends.

Finally, the holders of the existing Common Stock and the newly created Class A Common Stock do not have substantially similar rights when it comes to their ability to sell their shares.  Specifically, the holders of the existing Common Stock are free to trade their shares as they wish.  The holders of the newly created Class A Common Stock may sell their shares to a third party only after the corporation has exercised its right of first refusal.

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Mr. Perry Hindin	Page 7	November 6, 2009

The Company’s existing Common Stock and the newly created Class A Common Stock are separate classes of securities under the Securities Exchange Act of 1934 because they do not enjoy substantially similar rights and privileges.

Sincerely,

/s/ Greyson E. Tuck

Greyson E. Tuck

GET:cas

EXHIBIT C